Exhibit 2.1

AMENDMENT TO THE

CERTIFICATE OF DESIGNATIONS OF SERIES E

REDEEMABLE CONVERTIBLE PREFERRED STOCK OF

HEALTHIER CHOICES MANAGEMENT CORP.

Healthier Choices Management Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

First: On August 18, 2022, the Corporation filed a Certificate of Designations of Series E Redeemable Convertible Preferred Stock (the “COD”) with the Office of the Secretary of State of the State of Delaware, which requires correction as permitted by Section 103(f) of the Delaware General Corporation Law.

Second: The Corporation wishes to amend the COD.

Third: The first sentence of Section 8(a) of the COD shall be deleted and replaced with the following:

“At any time after a Redemption Triggering Event (the “Redemption Period”), each Holder shall have the right to cause the Corporation to redeem all or part of such Holder’s shares of Preferred Stock at a price per share equal to 100% of the Stated Value (the “Redemption Price”).”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation as of the 15th day of May, 2023.

By:	/s/ Jeffrey Holman
Jeffrey Holman,
Chief Executive Officer